Exhibit 10.18

SEparation AGREEMENT

THIS SEparation AGREEMENT (this “Agreement”) is made by and between David Kratochvil (“EMPLOYEE”), and Northann Corp. (the “Company”). The Company and EMPLOYEE are each individually referred to as “Party” and collectively referred to as the “Parties.”

WHEREAS, EMPLOYEE became employed by the Company pursuant to an employment agreement dated April 18, 2023 (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           The Company shall pay EMPLOYEE a “Separation Payment” equal to fifty-five thousand USD ($55,000.00). The Separation Payment will be paid in two equal installments of twenty seven thousand five hundred USD ($27,500.00), with the first payment (the “First Payment”) due by wire transfer to the account indicated in paragraph 2 below by noon Eastern Time on Monday, April 15, 2024 (the “First Deadline”), and the second payment (the “Second Payment”) due by wire transfer to that same account by noon Eastern Time on the later of the following two dates (the “Second Deadline”): (i) within 5 days after the Effective Date (as defined in Section 14 below) or (ii) Monday, April 29, 2024. At the same time that the Company makes the First Payment, it shall also reimburse EMPLOYEE for eighty-nine dollars and eighty-seven cents USD ($89.87) in expenses, for a total amount due to EMPLOYEE by the Company on the First Deadline of $27,589.87. If EMPLOYEE revokes this Agreement pursuant to the terms of Section 14 below, EMPLOYEE shall return the First Payment to the Company upon making such revocation.

2.            All payments due to EMPLOYEE as per this Agreement shall be wired to:

Name: DAVID KRATOCHVIL

Bank Address: JP Morgan Chase, 270 Park Avenue, NY, NY 10017

Routing Number: 021000021

Account Number: 4890924595

3.       Any portion of the Separation Payment that is not paid by the Second Deadline shall accrue interest at a rate of 12% per annum.

4.       So long as the First Payment is received by the First Deadline, EMPLOYEE’S employment with the Company will terminate at noon ET on Monday, April 15, 2024. Employee shall execute and deliver a resignation letter in the form attached hereto as Exhibit A to the Company.

5.       The rights and obligations described in the following subparagraphs of this paragraph 5 shall become effective on the later of (i) the date on which EMPLOYEE has received the Separation Payment in full (inclusive of any interest owed), or (ii) the Effective Date:

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a.       Release: EMPLOYEE forever releases and discharges the Company and its former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their former and current agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants, (collectively, the “Company Release Parties”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which he ever had, now has, or may have against any of the Company Release Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the execution of this Agreement, including but not limited to claims for, under, or based on: (i) Title VII of the Civil Rights Act of 1964; (ii) the Americans with Disabilities Act; (iii) any claims under Sections 1981 through 1988 of Title 42 of the United States Code; (iv) the Age Discrimination in Employment Act (“ADEA”) (which prohibits discrimination in employment based on age), (v) Older Workers Benefit Protection Act of 1990 (“OWBPA”) (which also prohibits discrimination in employment based on age), (vi) all federal, state and local fair employment and civil rights laws; (vii) clams under the New York Labor Law; and (viii) claims of any character arising under any laws of any foreign jurisdiction with respect to which the Company may conduct any business operations or otherwise have a place of business.

b.       Exception from Release: EMPLOYEE specifically carves out from the release in the preceding subparagraph: (i) any claims for indemnification and/or advancement under applicable law or under Sections 3.5(a) and 3.5(b) of the Employment Agreement, which expressly survive this Agreement; (ii) any claims related to enforcing this Agreement; and (iii) any claims that cannot be waived as a matter of law.

c.       Confidentiality: EMPLOYEE agrees that he will keep confidential and not disclose the terms of this Agreement to any person or entity without the prior written consent of the Company, except to his financial advisor(s), accountant(s), attorney(s) and/or spouse/significant other. Nothing in this Agreement shall preclude EMPLOYEE from providing truthful information to a government, regulatory and/or administrative agency, or in response to a valid subpoena, or as otherwise required by law.

d.       Non-Disparagement: EMPLOYEE and the Company agree that neither one shall, directly or indirectly, disparage or defame or encourage or induce others to disparage or defame the other, including via comments that would adversely affect or damage in any manner (or otherwise portray in a false or negative light) the conduct of the business of, or reputation of, the other party (it being understood that a statement by an individual will not be treated as a statement by the Company unless such individual is an officer or director of the Company on the Effective Date or at any time during the three month period thereafter).

6.       This Agreement is not intended, and shall not be construed, as an admission that the Company has violated any law (statutory or decisional), ordinance or regulation, breached any contract or policy, or committed any wrong whatsoever against it, which it denies.

7.       EMPLOYEE represents that by the Effective Date, he will return to the Company all physical and electronically-stored property belonging to the Company, including but not limited to laptop, cell phone, keys, card access to the building and office floors, and documents in paper and electronic form. Employee represents that, after he returns all electronically-stored Company property to the Company, he will permanently delete such Company property from all devices on which they were stored.

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8.       EMPLOYEE agrees to fully and completely cooperate with the Company, its advisors, and its legal counsel with respect to any investigation or dispute involving the Company. Such cooperation shall include the EMPLOYEE being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing information and/or advice to the Company in connection with any such disputes. The Company will reimburse EMPLOYEE for reasonable expenses EMPLOYEE incurs in fulfilling such obligations to cooperate with the Company. This provision shall not affect EMPLOYEE’s right to indemnification and/or advancement under Sections 3.5(a) and 3.5(b) of the Employment Agreement, which provision shall survive this Agreement. EMPLOYEE also agrees, other than as may be required by a subpoena or court order: (a) not to assist or cooperate with, or give any information to, any third party or entity (other than a governmental or law enforcement organization) in any complaint, claim, demand, cause of action, charge, lawsuit or arbitration of any kind whatsoever against the Company Release Parties, and (b) not to encourage any other parties or attorneys to commence a claim or proceeding against the Company Release Parties. Nothing in this Agreement shall prohibit or restrict EMPLOYEE from providing information to or otherwise cooperating with a governmental or law enforcement organization.

9.       EMPLOYEE is not aware of any facts that he knows or believes to be either a past or current violation by any other employee, shareholder, director, officer, client or investor of the Company of laws, rules, regulations, compliance policies and or codes of ethics applicable to the Company.

10.       This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. The parties hereby consent to the exclusive jurisdiction of the federal or state courts located in New York, New York. Both parties expressly waive any right to a trial by jury on all disputes and claims covered by this Agreement.

11.       EMPLOYEE will not at any time directly or indirectly, make use of or divulge to any person any confidential, secret, internal or proprietary information concerning the business of the Company, including, without limitation, names, addresses and contact information of any current, former or prospective investors or clients, potential investments or acquisitions, business plans, the compensation of employees or owners, or compliance policies and procedures (herein collectively referred to as “Confidential Information”), and he shall keep in strict confidence all Confidential Information and all other plans, data and information concerning the business, affairs, investors and clients of the Company and any entity, directly or indirectly, through one or more intermediaries, is, as of the Effective Date, controlled by, in control of, or under common control with, the Company (“Company Affiliate”), except as may be required by law or legal process.  All Confidential Information shall at all times be and remain the exclusive property of the Company and Company Affiliate, and EMPLOYEE agrees to return all tangible and electronically-stored Confidential Information in his possession or under his control to the Company immediately.

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Pursuant to the federal Defend Trade Secrets Act of 2016, EMPLOYEE shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i)(1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to EMPLOYEE’S attorney in relation to a lawsuit for retaliation against EMPLOYEE for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made.

12.       If the Company fails to pay any portion of the Separation Payment, the Company shall be obligated to pay EMPLOYEE’S costs and expenses (including attorneys’ fees) arising from his efforts to enforce this Agreement. Similarly, if EMPLOYEE revokes this Agreement pursuant to the terms of Section 14 below and fails to return to the Company the First Payment, EMPLOYEE be obligated to pay the Company’s costs and expenses (including attorneys’ fees) arising from its efforts to enforce this Agreement.

13.       The Company agrees to indemnify and hold harmless EMPLOYEE for any payroll tax obligations (but not income tax obligations) that may arise in connection with the Separation Payment.

14.       Company and EMPLOYEE acknowledge and agree that, (i) EMPLOYEE will have twenty-one (21) days from the receipt of this Agreement in which to consider its terms (including, without limitation, EMPLOYEE’s release and waiver of any and all claims under the ADEA) before executing it; (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; and (iii) EMPLOYEE will have seven (7) days after EMPLOYEE’s execution of this Agreement in which to revoke EMPLOYEE’s acceptance of this Agreement, in which event a written notice of such revocation must be received by Helen Tang at helen.tang@northann.com, on or before the seventh (7th) day. This Agreement will become effective and enforceable on the eighth (8th) day after EMPLOYEE’s execution of this Agreement pursuant to the terms of this Section (the “Effective Date”), provided (A) EMPLOYEE has executed and delivered this Agreement to Ms. Tang on or before the date that is twenty-one days following EMPLOYEE’s receipt of this Agreement from the Company (i.e., May 6, 2024) and (B) EMPLOYEE has not previously revoked this Agreement pursuant to the above terms.

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15.       This Agreement constitutes the complete understanding between the Company and EMPLOYEE, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between EMPLOYEE and the Company regarding the subject matter hereof, except as specifically set forth herein. Notwithstanding the foregoing, any post-employment restrictive covenants (such as, without limitation, covenants of confidentiality, non-solicitation or non-competition) contained in any other agreement between Employee and the Company, including, without limitation, those in the Employment Agreement, shall remain in full force and effect. No other promises or agreements, or modifications or amendments to this Agreement, shall be binding unless in writing and signed by both the Company and EMPLOYEE after the execution of this Agreement. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which counterparts, when executed together, shall constitute but one and the same Agreement.

/s/ David Kratochvil	4/15/2024
David Kratochvil	Date

/s/ Lin Li	4/15/2024
Northann Corp.	Date
By: Lin Li, CEO

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EXHIBIT A

Resignation Letter (on following page)

Mr. Lin Li

Chief Executive Officer and Chairman of the Board of Directors

Northann Corp.

9820 Dino Drive, Suite 110, Elk Grove, CA 95624

April 15, 2024

Re: Resignation Letter

Dear Mr. Li,

I hereby resign as Chief Financial Officer of Northann Corp. (the “Company”), with immediate effect. This resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Thank you for your kind attention. I wish you and the Company the best.

Sincerely,

/s/ David M. Kratochvil
David M. Kratochvil

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